EXHIBIT 10.1

EXECUTIVE BONUS PLAN

PLAN DOCUMENT

The Board of Directors of Electronics Boutique Holdings Corp. has established this Executive Bonus Plan.  The purpose of the plan is to reward senior executives for creating value for shareholders by meeting and exceeding both short-term and long-term corporate goals and to promote a superior level of performance through payment of incentive compensation beyond base salary.

1.1 – Definitions

Various terms used in the plan are defined as follows:

Award Calculation:  Award expressed as a percent of participant’s base salary at the end of the plan year.

Award Distribution:  Award expressed as cash.

Base Salary:  The base salary at the end of the plan year, excluding any bonuses.

Board of Directors:  The Board of Directors of Electronics Boutique Holdings Corp.

Compensation Committee:  The Compensation Committee of the Board of Directors of Electronics Boutique Holdings Corp.

The Company:  Electronics Boutique Holdings Corp. and its subsidiaries and affiliates.

Plan Participant:  Active, full-time associates of Electronics Boutique Holdings Corp. (or its subsidiaries or affiliates) who meet the eligibility criteria established in Section 2.2.

Plan Year:  Electronics Boutique Holdings Corp. fiscal year.

1.2 – Eligibility to Participate

All participants must be approved by the Compensation Committee and hold one of the following positions:  Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Information Officer, Executive Vice President or Senior Vice President.  The Compensation Committee must approve any exceptions or additions to the list of eligible associates.  No other executive position qualifies for inclusion in this plan unless communicated to the individual in writing by the Compensation Committee.

An individual must be an active associate in an eligible position by October 31 of the applicable plan year to qualify for any portion of the bonus.  The associate must still be in that position (without tendered resignation) as of the date of the payout to receive payment of any portion of the bonus.

An associate hired or promoted into an eligible position prior to August 1 of the plan year is eligible to be paid up to the maximum bonus percentage designated in his/her employment agreement.  Any award paid to an associate hired or promoted between August 1 and October 31 of the plan year will be pro-rated according to length of service in the new position.  Pro-rated bonus amounts based on service are as follows:

Hire/Promotion Date	Pro-rated Bonus Amount
August 1 - September 15	1/2 of eligible award
September 16 - October 31	1/3 of eligible award

If a plan participant’s employment with the Company has been terminated or the plan participant has tendered his/her resignation prior to the award distribution date, he/she is not eligible to receive an award or any portion of an award.  However, if the active full-time service with the Company of a plan participant is terminated by disability or retirement, or if a participant is on an approved leave of absence, the Compensation Committee may, at their complete and absolute discretion, approve an award to a plan participant based on the proportion of the plan year that he/she was in active service with the Company.  If a plan participant’s employment with the Company is terminated as a result of the death of the plan participant, the date of termination of a plan participant’s employment with the Company for the sole purpose of determining eligibility under the Plan shall be deemed to be the date of death.  If a plan participant’s employment with the Company is terminated based upon a wrongful termination, a breach of a plan participant’s employment agreement by the Company, or a change in control of the Company (as such events are described in the plan participant’ s employment agreement), the date of termination of a plan participant’s employment with the Company for the sole purpose of determining eligibility under the Plan shall be deemed to be the date for termination of compensation and benefits set forth in such plan participant’s employment agreement.

1.3 - Activating the Plan

The operation of the plan is predicated on achieving and exceeding performance goals.  The Board of Directors will approve the corporate goals for each plan year.

1.4 – Calculation of Awards

The calculation of the bonus award for the plan participants is based on achievement of corporate performance goals.  At the Compensation Committee’s discretion, bonus award calculations may range from 0% of base salary to 100% of base salary, with the target bonus for each participant to be in the amount set forth in such executive’s employment agreement.

1.5 – Distribution of Awards

Distribution of all awards will be made during the first fiscal quarter following the plan year.  Distributions must be approved by the Compensation Committee.  In the event of death, any approved award as outlined in Section 2.2 will become payable to the designated beneficiary of the participant as recorded under the Company’s group life insurance program, or in the absence of a valid designation, to the participant’s estate.  Distribution of awards will be in cash.

1.6 – Plan Administration

The Compensation Committee shall, with respect to the plan, have full power and authority to construe, interpret and manage, control and administer this plan, and to decide upon cases in conformity with the objectives of the plan under such rules as the Committee may establish.

Subject to the provisions of the plan, the Compensation Committee will determine the award for the Chief Executive Officer (and the President if such position is held by the Chief Executive Officer).  The Chief Executive Officer will recommend the awards for the other executives (including the President if such position is not held by the Chief Executive Officer) for the Committee’s consideration and approval.

Any decision made or action taken by the Board of Directors or the Compensation Committee arising out of, or in connection with the administration, interpretation and effect of the plan shall be at their absolute discretion and will be conclusive and binding on all parties.

In the event of any conflict between the plan and a plan participant’s employment agreement with the Company, the plan participant’s employment agreement with the Company shall control.

No member of the Board of Directors or the Compensation Committee shall be liable for any act or action hereunder, whether of omission or commission, by a plan participant or employee or by any agent to whom duties in connection with the administration of the plan have been delegated in accordance with the provisions of the plan.

1.7 – Amendment, Modification, Suspension or Termination

The Company reserves the right, by and through its Board of Directors, to amend, modify, suspend, reinstate or terminate all or any part of the plan.  The Chief Executive Officer will give prompt written notice to each participant of any amendment, suspension or termination or any material modification of the plan.  The Board of Directors also reserves the right to adjust or eliminate award payments that resulted from fraudulent activity.

1.8 – Effective Date of the Plan

The initial effective date of the plan is February 1, 2005 and the first day of the Company’s fiscal year for succeeding plan years, subject to the determination of new corporate goals for subsequent years.

1.9 – Employer Relation with Participants

Neither the establishment nor the maintenance of the plan shall be construed as conferring any legal rights upon any participant or any person for a continuation of employment, nor shall it interfere with the right of an employer to discharge any participant or otherwise deal with him/her without regard to the existence of the plan.

1.10 – Governing Law

Except to the extent pre-empted under federal law, the provisions of the plan shall be construed, administered and enforced in accordance with the domestic internal law of the
Commonwealth of Pennsylvania.